Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of ASE Technology Holding Co., Ltd. of our report dated March 20, 2023, relating to the consolidated financial statements of ASE Technology Holding Co., Ltd. and its subsidiaries (the “Group”) (which report expresses an unqualified opinion based on our audit) and the effectiveness of the Group’s internal control over financial reporting (which report also expresses an unqualified opinion based on our audit), appearing in the Annual Report on Form 20-F of ASE Technology Holding Co., Ltd. for the year ended December 31, 2022.

/s/ Deloitte & Touche

Taipei, Taiwan

Republic of China

October 27, 2023